                                                                   EXHIBIT 10.30

THIS DEED OF AGREEMENT is made this 12th day of April 2005

BETWEEN

     (1)  PAUL MASSON 7 Netheravon Road, Chiswick London, W42NA ("the
          Executive");

     (2) ONEIDA INTERNATIONAL, LIMITED (Company Number [___________]) whose registered office is at 106 Brent Terrace London NW2 1BZ ("the Company") ; and

     (3) ONEIDA LTD. of 163-181 Kenwood Avenue, Oneida, New York 13421, USA (as guarantor in certain circumstances for the payment and performance of all obligations of the Company arising under this Agreement) (the "Guarantor").

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.   INTERPRETATION

"Affiliated Company"      means any holding company of the Company and
                          any subsidiary of the parent company and any
                          subsidiary of the Company (with the terms "holding
                          company" and "subsidiary" having the meanings given in
                          section 736 of the Companies Act 1985);

"Board" means the Board of Directors of the Company or the directors present at a duly convened meeting of the directors thereof at which a quorum is present and includes any committee of the Board duly appointed by it and (where the context so requires) any reference to the Board in this Agreement shall be construed as reference to a decision of majority of the Board of Directors;

"Cause" means (a) the Executive willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the financial condition or business reputation of the Company or any Affiliated
                          Company; (b) the Executive's conviction of a criminal offence (other than a road traffic offence not subject to a custodial sentence) or any wilful perpetration of a common law fraud; (c) the Executive's wilful and continued failure or refusal to substantially perform his duties with the Company; or (d) the Executive committing any act of dishonesty whether relating to the Company or any Affiliated Company or any of its or their employees or otherwise.

"Control"                 has the meaning given to that word by section 840 of
                          the Income and Corporation Taxes Act 1988;

"Financial Year"          means the financial year of the Company from time to
                          time;

"Intellectual Property"   includes letters patent, trade marks (whether
                          registered or unregistered), registered or
                          unregistered designs, utility models, copyrights
                          (including design copyrights), applications for any of
                          the foregoing and the right to apply for them in any
                          part of the world, discoveries, creations, inventions
                          or improvements upon or additions to an invention,
                          confidential information, know-how, any research
                          effort relating to any of the above mentioned,
                          business names (whether registrable or not), moral
                          rights and any similar rights in any country;

"Working Day"             means any day which is not a public or Bank Holiday
                          nor a Saturday or Sunday.

1.1 Unless the context otherwise requires words importing the singular include the plural and words denoting persons shall include corporations and vice versa.

1.2 Any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of it.

1.3 The clause headings do not form part of this Agreement and shall not be taken into account in its construction or interpretation and references to recitals, clauses and the schedule are references to recitals, clause and the schedule (as the case may be) of or to this Agreement.

2.     APPOINTMENT & DURATION

2.1 Subject to the terms of this Agreement the Company hereby employs the Executive to serve as Senior Vice President Global Procurement and to carry out his duties for the Company and any Affiliated Company.

2.2    Subject to prior termination by the Company pursuant to clause 12.2 and
       12.5 the Executive's employment shall be for an initial fixed term of two years expiring on February 28, 2007 (the "Initial Term") and shall continue until terminated by:-

       2.2.1 the Company providing to the Executive not less than 6 months' prior notice in writing such notice to expire on or after the expiry of the Initial Term;

       2.2.2 the Executive, at any time, giving to the Company three months' notice in writing.

2.3 Notwithstanding clause 2.2 this Agreement shall automatically terminate when the Executive reaches the age of 65.

2.4 The Company may from time to time appoint any other person to act jointly with the Executive in his appointment.

2.5 Until otherwise notified by the Company which notification may be given at any time, the Executive shall be answerable and responsible to the Chief Restructuring Officer until his contract expires at which time the Executive will report to the Chief Executive Officer or his designate.

2.6 The Executive's period of continuous employment for statutory purposes shall be deemed to have commenced on 30th April 1990.

3.     EXECUTIVE'S DUTIES

3.1    The Executive shall at all times during the period of this Agreement:-

       3.1.1 devote the whole of his time, attention and ability to the duties of his employment, which shall include but not be limited to duties of a managerial and supervisory nature;

       3.1.2 faithfully and diligently perform his duties for and on behalf of the Company and any Affiliated Company and exercise such powers consistent with them which are from time to time assigned to or vested in him by the Board;

       3.1.3    obey all lawful and reasonable directions of the Board;

       3.1.4 use his best endeavours to promote the interests of the Company and any Affiliated Company;

       3.1.5 keep the Board (or person designated by the Board) promptly and fully informed (in writing if so requested) of his conduct of the business of the Company and provide such explanations in connection therewith as the Board may require; and

       3.1.6 not make any untrue or misleading statements relating to the Company or any Affiliated Company whether to the Board or any other party whatsoever.

3.2 The Executive shall (without further remuneration) for so long as the Board requires during the continuance of this Agreement act as an officer of the Company or hold any other appointment or office as nominee or representative of the Company or any Affiliated Company. The Executive's duties as a director or officer of the Company or any such other company shall be subject to the Articles of Association of the relevant company for the time being.

4.     HOURS AND PLACE OF WORK

4.1 The Executive shall carry out his duties during the hours of 9:00am -5.00pm together with such additional hours as are necessary for the fulfilment of his duties and the Executive shall not be entitled to receive any additional remuneration for work done outside the normal hours of work during which he may be required to provide his services to the Company.

4.2 The Executive shall perform his duties at 106 Brent Terrace, London NW2 1BZ or such other place where the Oneida UK offices may be located provided such location is in the Greater London area save for the period of not less than 24 months minimum commencing in 2005 during which the Executive shall perform his duties at [address of Thai office] and during which the Company may require the Executive to travel to and work in China, Vietnam, Korea, Indonesia, Hong Kong, India and Taiwan on a temporary basis (the "Asia Assignment").

5.     PAY

5.1 During his appointment the Company shall pay to the Executive a salary plus national insurance at the rate of 'L'152,000 per calendar year reviewable annually (save that the Company is under no obligation to increase the Executives salary following a salary review), which shall accrue day-to-day and be payable by equal instalments in arrears on or about the last working day of each month by direct transfer into the Executive bank account in the UK (less any deductions required by any applicable law in respect of tax and social security). The salary shall be deemed to include any fees receivable by the Executive as an officer (if so appointed of the Company or of any other company or unincorporated body in which he holds (or may in the future hold) office as nominee or representative) of the Company.

5.2 In addition to his salary the Executive will also be entitled to receive a bonus of 'L'20,000.00 per Financial Year ("Bonus"). The Executive will be paid the Bonus (less any deductions required by any applicable law in respect of tax and social security) within 6 months of the expiry of the relevant Financial Year.

5.3 Upon termination of the Executive's employment hereunder for any reason whatsoever the Executive shall be paid within 3 months of the termination of his employment:-

       5.3.1    Any unpaid Bonus in respect of the previous Financial Year; and

       5.3.2 An amount to be calculated by reference to the following formula ("Termination Bonus"):-

                'L'36,000 x (N/12) = Termination Bonus

                Where:

                N = the number of complete calendar months worked by the Executive during the Financial Year in which the date of termination of the Executive's employment occurs.

6.     PENSION SCHEME AND LIFE ASSURANCE




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       The Company has a pension fund in relation to which the Executive will continue to be eligible to be a member and details of which are set out in the Company Handbook. There is no contracting out certificate in force in respect of the Executive's employment.

7.     INSURANCE BENFITS

       The Company will provide the Executive with private medical insurance cover through a Company Scheme.

8.     EXPENSES

8.1 Where the Asia Assignment commences on or before May 1, 2005, the Company will pay directly or reimburse the Executive for any of the expenses reasonably incurred as described below up to the maximum amount indicated (provided the Executive submits detailed documentation of such expenses (including invoices, receipts, lease agreements, etc.).)

       Type of Expense                                         Maximum Amount Reimbursable (USD) or (Baht) as noted

                                                               Annual                     Monthy
       ----------------------------------------------------------------------------------------------------------------
       Housing                                                                            200,000 Baht per month
       ----------------------------------------------------------------------------------------------------------------
       Education/Childcare for children                        282,000 Baht per annum
       ----------------------------------------------------------------------------------------------------------------
       Trips to UK for Family                                  $24,000
       ----------------------------------------------------------------------------------------------------------------
       Home Office Expenditures                                Reasonable and customary
       ----------------------------------------------------------------------------------------------------------------
       Insurance (additional and incremental insurance costs   $12,000                    $1,000 estimated will be
       resulting from the move to Thailand)                                               based on actual customary and
                                                                                          reasonable charges
       ----------------------------------------------------------------------------------------------------------------
       Cell Phone                                              Reasonable and customary
       ----------------------------------------------------------------------------------------------------------------

8.2 Except for telephone and data line charges (included within Home Office Expenditures listed above), the Executive will be responsible for paying all residential utilities (including, but not limited to, water and electricity).

8.3 The Company will reimburse the Executive for the following relocation expenses reasonably incurred ("Initial Relocation Expenses") up to the maximum amount indicated (provided the Executive submits detailed documentation of such expenses (including invoices, receipts, lease agreements, etc.)).

Type of Expense                                                 Maximum Amount Reimbursable (USD)
-------------------------------------------------------------------------------------------------
House Hunting Trip to Thailand for Executive and Family         $18,000
-------------------------------------------------------------------------------------------------
Hotel Accommodations for above trip                             $ 7,200
-------------------------------------------------------------------------------------------------
Furnishings for House*                                          $16,000
-------------------------------------------------------------------------------------------------
Contingencies (including shipping expense for personal items)   $12,000
-------------------------------------------------------------------------------------------------
Home Office equipment*                                          $ 1,500
-------------------------------------------------------------------------------------------------
*Not reimbursable by Executive -Oneida property
-------------------------------------------------------------------------------------------------




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       All requests for reimbursement, and original documentation (not copies), must be sent to Oneida USA (Wilbur Allen or Andrew Church) for approval and processing in accordance with the Company's Expense Report policy. Approved reimbursements will then be communicated to Oneida UK by Oneida USA for payment to your personal bank account.

       In addition to the above, all requests for reimbursements of your reasonable and customary travel expenses (including airfare) should be summarized on the Company's Expense Report (along with original documentation and receipts) and sent via overnight mail to my attention for approval. Upon approval, Oneida USA will then instruct Oneida UK to process payment to your personal bank account.

       Further, at the end of the Asia Assignment Oneida will reimburse you for the reasonable and customary expenses of the move of your personal effects to the UK in an amount not to exceed $10,000.00

8.4 In consideration for the expenses detailed at clauses 8.1 and 8.3 above the Executive agrees:

       (a) to use his best efforts to commence the Asia Assignment on or before May 1, 2005; and

       (b) that in the event (i) he notifies the Company that he wishes to end the Asia Assignment prior to the expiry of the agreed 24 month minimum period (other than for reasons relating to the health or safety of him or that of his immediate family), (ii) he voluntarily resigns from his employment with the Company prior to the expiry of the agreed 24 month minimum period whether with or without the notice required by this Agreement (other than in response to a material breach of this Agreement by the Company) or (iii) his employment is terminated by the Company for Cause prior to the expiry of the agreed 24 month minimum period he will pay back the Initial Relocation Expenses (less the amounts expended for Home Furnishings and Home Office Equipment) and the Company will be authorised and entitled to deduct from any sum owed to the Executive a sum equal to the Initial Relocation Expenses to be reimbursed.

8.5 When travelling on behalf of the Company the executive shall be reimbursed in accordance with the Company's Expense Policy in force from time to time for the Field Sales Force.

8.6    During the Asia Assignment:

       8.6.1 the Company will in the event that the Executive is obliged to pay any non-UK taxes (including but not limited to income pay-related social insurance and other levies)(whether directly or as a result of deduction or withholding by the Company or any Affiliated Company) on or in relation to his salary and bonuses provided in connection with his employment during the Asia Assignment which are in excess of the taxes which he would have been obliged to pay (or would have been payable by deduction or withholding) had the Executive received the same base salary and bonuses but been tax resident in the UK, the Company will procure that the Executive is paid an amount (grossed up if necessary) that leaves him in the same net position that he would have been in had he received those payments and been tax resident in the UK;

       8.6.2 the Company will in the event that the Executive is obliged to pay any non-UK taxes (including but not limited to income pay-related social insurance and other levies)(whether directly or as a result of deduction or withholding by the Company or any Affiliated Company) on or in relation to the Executive's salary and bonuses provided in connection with his employment during the Asia Assignment which are lower than the taxes which he would have been obliged to pay (or would have been payable by deduction or withholding) had the Executive received the same base salary and bonuses but been tax resident in the UK, the Company will be entitled to reduce the

                Executive's salary by such amount that leaves the Executive in the same net position that he would have been in had he received those payments and been tax resident in the UK;

       8.6.3 in accordance with its ex-pat relocation policy, the Company will engage a tax professional to calculate any such amounts that are due to the Executive or liable to be deducted from the Executive's salary as a result of such tax equalisation. The Company will be responsible for preparing the Executive's tax returns during this period. and agrees to indemnify the Executive on a continuing basis against any penalties, interest or fines imposed on the Executive by a competent tax authority as a result of any error made by the Company in preparing such tax returns other than in consequence of any wrong or delayed information provided by the Executive.

9.     HOLIDAYS

9.1 In addition to all Thai public and bank holidays the Executive is entitled to 30 working days' paid holiday in each holiday year, which shall run from April 1st - 31st March ("Holidays Entitlement"). The Executive shall take his Holiday Entitlement at such time or time as agreed with the Board. The Executive shall not, without the consent of Board, carry forward any unused part of his Holiday Entitlement to a subsequent holiday year.

9.2 On the termination of his employment hereunder for whatever reason, the Executive shall be entitled to pay in lieu of outstanding Holiday Entitlement and he shall be required to repay to the Company any salary received for holiday taken in excess of his actual entitlement and the Company is authorised and entitled to make appropriate deductions in respect thereof from any sums owed to the Executive on termination of employment.

10.    INCAPACITY

10.1 If the Executive is unable to attend work for any reason and his absence has not previously been authorised by the Company he must inform the Chief Restructuring Officer or the Chief Executive Officer or his designate of the Company of the fact of his absence and full reasons for it by 9:30am on the first Working Day of absence. Someone acting for him may effect this notification.

10.2 If the Executive is absent for a period of sick absence of more than 8 consecutive days (including weekends) the Executive shall produce a doctor's statement or certificate. Such certificate shall not be conclusive or binding upon the Company as to the matters stated therein. If the Company requires a doctor's statement or certificate for a period of absence of less than 8 days consecutive days then the Company will pay for the cost of obtaining it.

10.3 If the Executive shall be absent on medical grounds certified in accordance with the provisions of clause 10.2 he shall be paid his full salary hereunder for up to 13 weeks' absence in any period of 12 consecutive months (such remuneration shall be inclusive of any Statutory Sick Pay to which the Executive is entitled under English law PROVIDED THAT any Social Security Sickness Benefit or other benefits recoverable by the Executive (whether or not recovered) may be deducted therefrom) thereafter the Company's Disability Policy shall come into effect.

10.4 For Statutory Sick Pay purposes the Executive's qualifying days shall be Monday to Friday.

10.5 At any time during the period of his appointment the Executive shall at the request and expense of the Company permit himself to be examined by a registered medical practitioner to be selected by the Company and shall authorise such medical practitioner to disclose to and discuss with the Company's medical adviser the results of such examination and any matters which arise from it in order that the Company's medical adviser can notify the Company of any matters, which, in his opinion, might hinder or prevent the Executive (if during a period of incapacity) from returning to work for any period or (in other circumstances) from properly performing any duties of his employment at any time.

11.    CONFIDENTIALITY

11.1 The Executive shall not (except in proper course of his duties) during or after the period of his employment hereunder divulge to any person or otherwise make use of (and shall use his best endeavours to prevent the publication or disclosure of) any trade secret or secret manufacturing process or any confidential information concerning the business or finances of the Company or any of its dealings, transactions or affairs or any trade secret or secret manufacturing process or any such confidential information concerning the Company or any Affiliated Company or any of their suppliers, agents, distributors or customers save that the restrictions in this clause shall cease to apply to information which:-

       11.1.1 may come into the public domain, save through breach of this Agreement by the Executive; or

       11.1.2 is shown to the legal advisers of Executive for the purpose of obtaining legal advice.

11.2 All notes and memoranda of any trade secrets or confidential information concerning the business of the Company or any Affiliated Company or any of their suppliers, agents, distributors clients or customers which shall be acquired, received or made by the Executive during the course of his employment shall be the property of the Company and shall be surrendered by the Executive from hereunder or at the request of the Board at any time during the course of his employment.

11.3 Nothing in Clause 11 is intended to prevent the Executive from being able to make a protected disclosure under the Public Interest Disclosure Act 1998.

12.    TERMINATION OF AGREEMENT

12.1 In order to investigate a complaint of misconduct against the Executive the Board is entitled to suspend the Executive on full pay for so long as may be necessary to carry out a proper investigation and hold a disciplinary hearing.

12.2 The Company may dismiss the Executive without prior notice or pay in lieu (and he will not be entitled to compensation or damages) for Cause. Any delay by the Company in exercising such right of termination shall not constitute a waiver thereof. The Company will endeavour to deal fairly with allegations made against the Executive.

12.3 Upon the termination by whatever means of his employment under this Agreement the Executive shall not at any time thereafter represent himself still to be connected with the Company or any Affiliated Company.

12.4 On the termination of this Agreement for whatever reason, the Executive shall at the request of the Company immediately resign from any directorships or other offices held by him in the Company and from all other appointments or offices which he holds as nominee or representative of the Company or any Affiliated Company without claim for compensation and should he fail to do so within 5 Working Days the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to effect such resignations and/or transfers.

12.5 The Company reserves the option in its absolute discretion to terminate the Executive's employment by paying him an amount equal to his basic salary and contractual benefits in lieu of the notice required to be given under Clause 2.2 (whether such notice has been or is to be given by the Company or the Executive). Such payments shall be less any deductions required by any applicable law in respect of tax and social security and will be paid in full and final settlement of all and any claims that the Executive may have against the Company or any other Affiliated Company arising from the Executive's employment or the termination of the Executive's employment.. The Executive will not, under any circumstances have the option to payment in lieu unless the Company has exercised the right to pay him in lieu.

12.6 Subject to Clause 2.4, if the Company commits a material breach of any term of this Agreement (including but not limited to a demotion of the Executive, a material reduction in the status or responsibilities of the Executive, a material reduction in salary or a withdrawal of material benefits, in each case without the Executive's consent) and the Executive provides the Company with written notice thereof within 30 days after the Executive has knowledge of the occurrence or existence of such breach (which notice shall specifically identify the event or circumstance that the Executive believes constitutes breach), and the Company fails to correct the circumstance or event so identified within 30 days after the receipt of such notice, the Executive shall then be entitled to terminate his employment with the Company by giving immediate notice and to receive (in addition to any other sums payable on termination of employment under this Agreement, including but not limited to sums payable under clause 5.3) a severance payment equal to the basic salary that the Company would have paid to him during the notice period required to be given by the Company at such time had it terminated his employment by giving full notice (less such deductions as are required by any applicable law in respect of tax and social security). Such severance sum shall be paid in full and final settlement of all and any claims that the Executive may have against the Company or any Affiliated Company arising out of the termination of his employment.

12.7   After notice of termination has been given by either party under clause
       2.2 or if the Executive seeks to resign without notice then, provided the Company continues to provide the Executive the salary and contractual benefits in accordance with this Agreement the Company has, at its discretion, the right for the period then outstanding until the date of the termination of the Executive's employment (the "Garden Leave Period"):

       12.7.1 to exclude the Executive from any premises of the Company or any Affiliated Company and require the Executive not to attend at any premises of the Company or any Affiliated Company; and/or

       12.7.2 to require the Executive to carry out no duties and not to provide the Executive with any work; and/or

       12.7.3 to require the Executive not to communicate or deal with any employees, agents, consultants, clients or other representatives of the Company or any other Affiliated Company; and/or

       12.7.4 to require the Executive to take any holiday which has accrued under Clause 9 during the Garden Leave Period.

       12.7.5 During the Garden Leave Period the Executive shall continue to be bound by all of his duties under this Agreement insofar as they are compatible with the Executive being placed on garden leave including the Executive's duties of good faith and fidelity.

12.8 Upon the termination of the Executive's employment however arising, the Executive shall,:

       12.8.1 immediately deliver up to the Company all property in his possession, custody or under his control belonging to the Company or any other Affiliated Company including but not limited to data, records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, fee schedules, drawings, plans, correspondence and other documents, papers and property (including but not limited to any lap-top computers, palm-held electronic devices, mobile telephones, pagers, keys, credit cards and passes) belonging to the Company or any Affiliated Company which may have been prepared by him or have come into his possession in the course of the employment and shall not retain any copies thereof; and

       12.8.2 irrevocably delete any information belonging to the Company or any other Affiliated Company from any computer and/or word processing system in his possession or under his control, unless otherwise instructed by the Company.

13.    NON SOLICITATION

13.1 The Executive is aware that in the course of his employment under this Agreement he will have access to and be entrusted with confidential information and trade secrets of the Company and any Affiliated Company and of or relating to their customers clients and other third parties [and will be likely to establish working relationships with clients and suppliers of the Company and Affiliated Companies]. Accordingly, the Company and the Executive mutually agree that it is in the best interests of both parties for the Executive to enter into the restrictive covenants set out in clauses 13.2 and 13.3.

13.2 The Executive covenants with the Company that he will not both during his employment and for the period of 6 months after ceasing to be employed under this Agreement (however such cessation is caused) in connection with selling or purchasing of goods similar to or in competition with the goods sold or purchased by the Company or any Affiliated Company either alone or jointly with or as manager, agent, consultant or employee of any person, firm or company directly or indirectly exert any influence over or canvass or by any other means seek or solicit business or orders from or have any business dealings with any person who:-

       13.2.1 is or at any time during the 24 months preceding termination of the Agreement has been, a client or supplier of the Company or any Affiliated Company and a person, firm or company with whom the Executive had dealings with during that 24 months period or with whom employees reporting to or under the direct control of the Executive had dealings with during that 24 months period; or

       13.2.2 at the date of termination of this Agreement or at any time during the 24 months period preceding the termination of the Agreement was in active negotiations with the Company or any Affiliated Company and a person, firm or company with whom the Executive had dealings with during that 24 months period or with whom employees reporting to or under the direct control of the Executive had dealings with during that 24 months period.

13.3 The Executive covenants with the Company that he will not both during his employment and for the period of 6 months after ceasing to be employed under this Agreement (however such cessation is caused) in connection with selling or purchasing of goods similar to or in competition with the goods sold or purchased by the Company or any Affiliated Company either alone or jointly with or as manager, agent, consultant or employee of any person, firm or company directly or indirectly endeavour to entice away from the Company or any Affiliated Company or employ or engage for employment any person who has at any time during the period of 12 months immediately preceding the termination of the Executive's employment been employed or engaged by the Company or any Affiliated Company as a senior employee or director.

13.4 Nothing in this clause 13 shall prohibit the seeking or procuring of orders or the doing of business not relating or similar to the trade and business of the Company.

14.    RESTRICTIONS ON OTHER ACTIVITIES BY THE EXECUTIVE

       During the Executive's employment hereunder, the Executive shall not (except with the prior sanction of a resolution of the Board) be directly or indirectly employed, engaged, concerned or interested in any other business or undertaking, provided that this shall not prohibit the holding (directly or through nominees) of investments listed on the London Stock Exchange or in respect of which dealing takes place on the Alternative Investment Market on the London Stock Exchange or any other recognised stock exchange as long as not more than 5% of the issued shares or other securities of any class of any one company shall be so held by him.

15.    REASONABLENESS AND SEVERABILITY

       While the restrictions set out in clause 13 are considered by the parties hereto to be fair and reasonable in all the circumstances, it is agreed that if any of such restrictions shall be judged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if part of the wording were deleted or the periods thereof reduced the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

16.    DISCIPLINARY & GRIEVANCE PROCEDURE

       The Company's disciplinary and grievance procedures which apply to the Employment are set out in the separate documentation already provided to the Executive. The disciplinary and grievance procedures are intended to be a guide to best practice, to be operated at the Company's discretion. They do not therefore form part of this Agreement. The terms of the grievance and disciplinary procedures may be changed from time to time by the Company and in such cases the most recent version will take priority. If the Executive is dissatisfied with any disciplinary decision relating to him, he may appeal in writing to the Chairman of the Board within seven days of the decision. The Chairman's decision will be final. If the Executive has any grievances, these should be raised in writing with the Chairman of the Board, whose decision on such grievances will be final.

17.    COMPANY MOBILE PHONE




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       The Executive shall be entitled to receive a Company mobile phone. The
       Company shall pay for all business calls made on the phone as detailed in
       8.1 above.

18.    INTELLECTUAL PROPERTY

18.1 The Executive may make discover or create Intellectual Property in the course of his employment and agrees that in this respect he has a special obligation to further the interests of the Company.

18.2 Subject to the provisions of the Patents Act 1977 the Registered Designs Act 1949 and the Copyright Designs and Patents Act 1988 if at any time during his employment the Executive makes or discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business for the time being carried on by the Company or any Affiliated Company full details of the Intellectual Property shall immediately be communicated by him to the Company and shall be the absolute property of the Company. At the request and expense of the Company the Executive shall give and supply all such information data drawings and assistance as may be requisite to enable the Company to exploit the Intellectual Property to the best advantage and shall execute all documents and do all things which may be necessary or desirable for obtaining patent or other protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct.

18.3 To the extent that any rights in the Intellectual Property have not vested or do not vest in the Company by operation of law, the Executive hereby irrevocably assigns to the Company, including by way of future assignment, with full title guarantee, absolutely and free from all encumbrances, all his rights, title and interests in any and all Intellectual Property together with all accrued rights of action in respect of any infringement of any such Intellectual Property rights, title or interest.

18.4 The Executive irrevocably appoints the Company to be his agent in his name and on his behalf to sign execute or do any such instrument or thing and generally to use his name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause and in favour of any third party a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.

18.5 The Executive waives all of his moral rights (as defined in the Copyright, Designs and Patents Act 1988) in respect of any acts of the Company or any acts of third parties done with the Company's authority in relation to any Intellectual Property which is the property of the Company by virtue of this clause.

18.6 Rights and obligations under this clause shall continue in force after termination of this Agreement in respect of Intellectual Property made during the Executive's employment and shall be binding upon his personal representatives.

19.    GENERAL

19.1 In accordance with Section 1 of the Employment Rights Act 1996 the following is declared: there are no collective agreements which affect the Executive's employment, there are no terms relating to the Executive's return to the UK on expiry of the Initial Term, and a contracting out certificate is not in force in respect of the Executive's employment.

19.2 This Agreement is in substitution for any previous contracts of employment between the Company and the Executive (which shall be deemed to have been terminated by mutual consent).

19.3 Termination of this Agreement shall not affect any provisions that are intended to operate after termination.

19.4 The validity construction and performance of this Agreement shall be governed by English law and all disputes claims or proceedings between the parties relating to the validity, construction, performance or termination of this Agreement shall be subject to the non-exclusive jurisdiction of the High Court of Justice in England and Wales provided always that in the event of any disputes arising between the parties arising out of the Agreement the parties shall meet in order to resolve the dispute in good faith before recourse to legal proceedings save that this provision shall not apply in the event that one or other of the parties wishes to proceed with an injunction.

19.5 Any notice or other information required or authorised by this Agreement to be given by either party to the other may be given by hand or sent by first class pre-paid post, facsimile transmission or comparable means of communication to the other party at the address set out by that party's name at head of this Agreement or to such other address as notified from time to time.

19.6 Any notice or other information given by post pursuant to clause 19.4 which is not returned to the sender as undelivered shall be deemed to have been given on the two working days after the envelope containing the same was so posted; and provided that the envelope containing any such notice or information was properly addressed, pre-paid, registered and posted, and that it has not been so returned to the sender, shall be sufficient evidence that such notice or information has been duly given.

19.7 Any notice or other information sent by facsimile transmission or comparable means of communication shall be deemed to have been duly sent on the date of transmission, provided that a confirming copy thereof is despatched by first class, pre-paid post to the other party at the address referred to in clause 18.4 within 24 hours after transmission.

20.    GUARANTEE

       The Guarantor hereby agrees to guarantee the payment and performance of all obligations of the Company arising under this Agreement in the event the Company is unable to meet such obligations for reasons of insolvency or due to the fact the Company has come under the Control of a person other than an Affiliated Company.

IN WITNESS whereof this deed has been duly executed and it is intended to be and is delivered on the date first above written.

Executed as Deed by


Paul Masson      /s/ PAUL MASSON
                 ----------------------------

In the presence of:

                 Witness Name:- John R. Given

                 Address:- 4 Sturbridge Ct., Greenville, SC 29615

                 Signature:- /s/ John R. Given

Executed as a Deed by

Oneida International, Limited


By two of its duly authorised officers


/s/ GREGG DENNY              (Director)             4/15/05
    ----------------------

/s/ CATHERINE H. SUTTMEIER   (Director/Secretary)   4/15/05
    ----------------------

Dear Mr. Masson:

Pursuant to our agreement dated January 17, 2005 and our subsequent correspondence, please be advised that, provided this letter agreement has been signed by you, Oneida will deposit to your personal bank account on or before March 4, 2005 the sum of 4,585.16'L' which combined with the 2,914.84'L' deposited on February 28, 2005 equals 7,500'L' or approximately 15,000USD.

It is expected that you have or will obtain a credit card which you will use to pay for your business travel on behalf of Oneida and certain expenses related to your move to Thailand. You will file expense reports monthly with Mr. Dave Keenan or his designate which will be reviewed by the Chief Executive Officer, Mr. Peter J. Kallet, and, if the expenses are in accordance with company policy, the amount requested will be promptly forwarded to your UK bank account.

Upon your leaving the employment of the company or any of its affiliates, or your relocating from Thailand, you will file your outstanding expense reimbursement requests, if any, within one week of leaving or relocation. Any expense reimbursement amounts requested which are over 7,500'L', will be promptly forwarded to your account, if the final amounts are under 7,500'L' you will repay immediately what is remaining to the company. You hereby give the company the right and authority to net any remaining amount from your salary if the remaining expense deposit is not promptly repaid by you.

Please indicate your agreement with the above by signing in the space provided below.

Sincerely,


/s/ GREGG DENNY                      4/15/05
-------------------
Agreed to this 31 day of March 2005


By: /s/ PAUL MASSON
    ---------------------------
    Paul Masson